Exhibit 99.1

NEWS RELEASE

Contact: Michael D. Bornak, Chief Financial Officer/ Office: 412-820-1406 mbornak@tollgrade.com
TOLLGRADE REPORTS THIRD CONSECUTIVE QUARTERLY PROFIT
POSTS FIRST ANNUAL NET INCOME SINCE 2005
PITTSBURGH, PA February 23, 2011 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of $11.9 million and net income of $2.4 million or $0.17 per share on a fully diluted basis for the fourth quarter ended December 31, 2010. The Company’s net income of $2.4 million for the fourth quarter 2010 was almost equal to its third quarter 2010 net income of $2.5 million, which was the highest quarterly net income since the second quarter of 2001. Although fourth quarter 2010 revenue was down by approximately $0.8 million compared to fourth quarter 2009 revenue of $12.7 million, the Company’s profit from operations was approximately $1.9 million in the fourth quarter of 2010 compared to an operating loss of $(27.5) million in the fourth quarter of 2009, which included intangible asset impairments of approximately $27.0 million.
For the year ended December 31, 2010, the Company posted revenue of approximately $45.6 million and net income of $4.4 million or $0.34 per share on a fully diluted basis compared to revenue of $44.9 million and a net loss of $(36.2) million or a loss per share on a fully diluted basis of $(2.85) for the prior year. With net income for the year of $4.4 million, 2010 was the Company’s first profitable year since 2005. Included in the Company’s 2009 net loss, were approximately $30.5 million of non-cash expenses primarily related to intangible asset impairments and inventory write-downs.
“The Company again performed well during the quarter, posting positive net income for the third consecutive quarter and for the full year, representing our first annual profit since 2005. Our number one goal coming into 2010 was to ensure profitability, and we accomplished that goal. We became profitable in part through our cost saving initiatives, which included moving to a totally outsourced variable cost manufacturing model, along with workforce and other non-headcount related cost savings. These cost reductions were strategically made to ensure that our customers would still receive the highest levels of service. Additionally, during the year, we generated approximately $5.5 million in cash from operations,” said Edward Kennedy, President and Chief Executive Officer.
First Quarter 2011 Revenue Outlook
“We expect revenue to be in the range of $10 million to $12 million for the first quarter of 2011 as the first quarter of the year is traditionally one of our lighter quarters due to timing and seasonality of orders,” said Mr. Kennedy.

Conference Call and Webcast
A conference call to discuss earnings results for the fourth quarter and full year 2010 will be held on Thursday, February 24, 2011 at 4:30 p.m. Eastern Time.
The telephone number for participants is 1-888-338-8373 (International: +1-973-872-3000). Please reference Tollgrade Fourth Quarter and Full Year 2010 Results Conference Call.
The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, follow this link http://investors.tollgrade.com/events.cfm or simply go to the www.tollgrade.com home page and select the Join the Webcast link.
The call will be available for replay via web access starting at approximately 7:00 p.m. Eastern Time on February 24, 2011.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies and power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenues:
Products	$5,193	$4,950	$19,067	$19,936
Services	6,730	7,705	26,579	25,005

Total revenues	11,923	12,655	45,646	44,941

Cost of sales:
Products	2,527	3,721	8,259	11,812
Services	1,681	1,647	7,618	7,143
Amortization of Intangible Assets	393	627	1,570	2,576
Impairment of intangible assets	—	26,960	—	27,151
Inventory write-down	—	—	—	3,070
Severance	—	—	319	778

Total cost of sales	4,601	32,955	17,766	52,530

Gross Profit/(loss)	7,322	(20,300)	27,880	(7,589)

Operating expenses:
Selling and marketing	1,388	1,959	5,967	6,809
General and administrative	2,576	2,616	8,561	12,141
Research and development	1,373	2,617	6,841	9,411
Severance	52	—	1,826	1,180
Other impairments	—	—	—	293

Total operating expenses	5,389	7,192	23,195	29,834

Income (Loss) from operations	1,933	(27,492)	4,685	(37,423)
Other income	56	12	9	567

Income (Loss) before income taxes	1,989	(27,480)	4,694	(36,856)

(Benefit) provision for income taxes	(377)	(1,089)	271	(874)

Income (Loss) from continuing operations	2,366	(26,391)	4,423	(35,982)

Loss from discontinued operations	—	—	—	(223)

Net income (loss)	$2,366	$(26,391)	$4,423	$(36,205)

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,594	12,690	13,160	12,683

Net Income (loss) per common and common equivalent shares	$0.17	$(2.08)	$0.34	$(2.85)

Net Income (loss) per common and common equivalent shares from continuing operations	$0.17	$(2.08)	$0.34	$(2.83)

Net Income (loss) per common and common equivalent shares from discontinued operations	$0.00	$0.00	$0.00	$(0.02)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$72,194	$66,046
Accounts and Other receivables	8,625	8,005
Inventories	1,373	2,119
Prepaid expenses and deposits	798	759
Property and equipment, net	2,246	3,101
Intangible assets	5,391	7,110
Other assets	710	547

Total assets	$91,337	$87,687

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$5,411	$7,933

Long-Term Liabilities	1,634	2,011

Total liabilities	7,045	9,944

Total shareholders’ equity	84,292	77,743

Total liabilities and shareholders’ equity	$91,337	$87,687

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the first quarter of 2011. We caution readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. We disclaim any current intention to update these “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) the risk that our business could be disrupted as a result of uncertainty related to our recently announced merger agreement with an affiliate of Golden Gate Capital (“GGC”) (the “Merger”); (b) the inability to complete the Merger in the timeframe or manner currently anticipated, or at all, as a result of several factors, including, among other things, the failure of one or more of the merger agreement’s closing conditions, litigation relating to the Merger, or the failure to obtain shareholder approval of the Merger; (c) the requirement in the merger agreement that we secure GGC’s consent prior to engaging in certain actions during the pendency of the Merger, and the risk that this requirement will prevent us from pursuing opportunities or otherwise taking actions that we might otherwise have; (d) our inability to realize the benefits of our revenue initiatives and our efforts to reduce our cost structure, in either case due to unforeseen delays, changes in our markets or other factors, and the risk that these initiatives will not promote revenue growth or sustain profitability in the timeframe or to the degree that we anticipate; (e) the risk that our previous cost-cutting initiatives may have impaired, or that our current and future initiatives may impair, our ability to effectively develop and market products and remain competitive in our markets and to hire and retain qualified employees; (f) possible delays in, or the inability to complete, negotiation and execution of purchase and service agreements with new or existing customers and our ability to enter into agreements with customers upon completion of trials that we have underway; (g) the inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new products and solutions beyond the timeframes anticipated or at all; (h) our reliance on third party products and services for a portion of our revenue, in particular, our OEM relationship for our protocol analyzer products and related services; (i) our inability to recognize all or a portion of our backlog as expected, due to delays in shipment or other factors; (j) changes in exchange rates of foreign currencies in which we transact business relative to the U.S. dollar; (k) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (l) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (m) the ability to manage the risks associated with and to grow our business; and (n) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate. Other factors that could cause actual events or results to differ materially from those contained in the “forwar d looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2009 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.